Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form S-1 of Trans American Aquaculture, Inc. our report dated July 31, 2023, relating to our audits of the consolidated financial statements as of and for the years ended December 31, 2022 and 2021 of Trans American Aquaculture, Inc., which are appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Form S-1 of Trans American Aquaculture, Inc. our report dated December 4, 2023 (Except as described in footnote 3 as to which the date is January 19, 2024), relating to our review of the consolidated financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 of Trans American Aquaculture, Inc., which are appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Brownsville, Texas

January 25, 2024